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Exhibit 99.1

PANAMSAT REPORTS
SECOND QUARTER 2005 RESULTS
Company Achieves Strong Revenue Growth and Record Adjusted EBITDA As
Revenues Increase 3.4%; Increases Guidance for Full Year 2005

        WILTON, Conn., August 9, 2005—PanAmSat Holding Corporation (NYSE: PA), the largest satellite-based distributor of TV channels in the world and a leading global provider of network distribution services, reported financial results for the second quarter and six months ended June 30, 2005 and raised its revenue and Adjusted EBITDA guidance for the full year.

        Joe Wright, chief executive officer of PanAmSat said, "This quarter clearly demonstrates the stability and strength of our business and our ability to deliver opportunities for meaningful growth in our target markets consistent with the prudent management principles we have established. We are pleased to increase our guidance for the year on revenue growth from 3.0% to 3.5% or more and on Adjusted EBITDA growth from 4.0% to 5.5% or more over 2004. If we close our Europe*Star transaction in August as expected, we anticipate revenues will increase by 4.0% or more and Adjusted EBITDA will increase by 6.0% or more over 2004."

        Highlights for the second quarter include:

  •
  Total revenues increased 3.4% over Q2 2004

  •
  Program distribution and video services revenues, the "core" markets of the business which represent 64% of total revenues, grew 10.0% over Q2 2004

  •
  Adjusted EBITDA(1) was up 7.6% over Q2 2004 on a net loss of $32.2 million, which included charges of $18.6 million for an interest rate hedge and $46.5 million related to early debt repayments

  •
  Adjusted EBITDA Margin(1) increased to 76% from 72% in Q2 2004

  •
  Total debt decreased by $381.9 million during the quarter, reducing the net leverage ratio of net debt to Adjusted EBITDA from 6.1x as of December 31, 2004 to 4.9x at June 30, 2005

  •
  A joint venture was signed with JSAT to develop capacity for the growing U.S. market

  •
  An agreement was reached with Alcatel to acquire Europe*Star to provide coverage of Europe and obtain the capacity to serve the growing markets in the Middle East and Africa that will be immediately accretive to our business

  •
  The Banda Ancha broadband network was launched and the e-Mexico internet service was expanded in Mexico, channels were added to the PanGlobal TV direct-to-home platform in Australia and new global distribution agreements were entered into with CCTV, China Radio International and TV Azteca in Mexico.

        Total revenues for the second quarter of 2005 were $213.9 million, compared to revenues of $206.8 million for the same quarter last year, an increase of 3.4%. Adjusted EBITDA(1) which is a key performance and liquidity metric for the Company, was $167.0 million for the second quarter of 2005, as compared to $155.2 million for the same period in 2004, an increase of 7.6%. Net loss for the quarter was $(32.2) million, compared to net income of $10.7 million for the same period in 2004. Net loss for the second quarter of 2005 was impacted by several items as described above. Net income in the second quarter of 2004 was impacted by a $29.6 million write-off related to the termination of a customer transponder lease.

(1)
See Adjusted EBITDA Reconciliation and Adjusted EBITDA Margin Reconciliation.

        Highlights for the first six months include:

  •
  Total revenues increased 2.5% over 2004

  •
  Program distribution and video services revenues, the "core" markets of the business, grew 8.6 % over 2004

  •
  Adjusted EBITDA(2) was up 6.9% over 2004 on a net loss of $31.1 million, which included charges of $18.6 million for an interest rate hedge, $56 million related to early debt repayments and fees of $10 million for termination of our Sponsors' management agreement

  •
  Adjusted EBITDA Margin(2) increased to 76% vs. 72% in 2004

  •
  $671.9 million of long-term debt was repaid in the first six months of 2005

  •
  Total dividends were paid to shareholders of $252.8 million through July 15, 2005, of which $200 million were paid from the proceeds of the IPO to pre-IPO stockholders.

        Total revenues for the six months of 2005 were $422.7 million, compared to revenues of $412.3 million for the same period last year, an increase of 2.5%. Adjusted EBITDA(2) was $330.4 million for the first six months of 2005, as compared to $309.2 million for the same period in 2004, an increase of 6.9%. Net loss for the six months was $(31.1) million, compared to a net loss of $(21.3) million for the same period in 2004. Net loss for the six months ended June 30, 2005 was impacted by several items as described in the bullet above. Net loss in the first half of 2004 was impacted by a $99.9 million satellite impairment charge and a $29.6 million write-off related to a customer transponder lease termination.

        "Now that we have PanAmSat in great operating shape and our margins are up, we are focusing on growing the business in the three areas we believe have the biggest potential: video, network services and government services. The results are already coming in. Our core video revenues, which make up nearly two-thirds of our business, grew 10% in the quarter over last year because (1) we provided the highest reliability and fastest service in the industry and (2) we are servicing the largest number of High Definition channels in the U.S. Our high-definition television (HDTV) neighborhood Galaxy HD continues to be the place to be," said Wright. "Our network services business will begin to benefit from new contracts for the Banda Ancha broadband and e-Mexico Internet projects, as well as from the new VSAT customers we will acquire from the Europe*Star acquisition.

        Wright continued, "We also made significant headway in our G2 government business. Revenues were up 17.8% for the quarter and 9% for the first half of the year(3) if we exclude a unique project associated with an L-Band payload on our Galaxy 15 satellite. The excluded contract is different from G2's core business of selling bandwidth, communications services and related equipment and its inclusion would mask the results in that core business. In 2005, G2 introduced a new, managed network service product based upon the iDirect platform which is quickly becoming their fastest growing service. Some other highlights include: the renewal of a contract with the National Geospatial Association to support their global mapping and imagery network, expansion of various state and local intelligence networks, support of special operations in Africa, Latin America and other regions battling the global war on terror and work with the State of Alaska to develop a VSAT network providing Internet connectivity to schools in remote parts of the state."

        Wright continued, "Looking ahead, we will increase our position as the number-one distributor of television channels in the world and expect to need additional capacity for growth in the U.S. and Europe/Middle East/Africa markets. That's why we took important steps to obtain this capacity efficiently with the pending acquisition of Europe*Star and the joint venture with JSAT. Both of these deals are in-line with our approach of obtaining growth capacity through carefully focused investments rather than the traditional way of simply launching expensive satellites. The acquisition of Europe*Star will substantially strengthen our presence in the European, African and Middle Eastern marketplaces as well as expand our global reach into key growth regions. We now have two well-positioned orbital slots over this region, a powerful new satellite and an established customer base for network services. The

(2)
See Adjusted EBITDA Reconciliation and Adjusted EBITDA Margin Reconciliation.
(3)
See G2 Revenue reconciliation table.

JSAT joint venture will give us much-needed capacity over the lucrative US arc to support everything from HDTV and IP-based content distribution networks to broadband Internet and satellite news gathering services.

        While our management team is focused on profitable growth, we are also intent on staying financially strong in order to continue to provide predictable and attractive dividends to our shareholders. We are on track to do exactly that and are convinced that our forward momentum will continue, which is why we are increasing our financial guidance for 2005."

Business Highlights

Fixed Satellite Services ("FSS")

        Through FSS, PanAmSat leases transponder capacity to customers for various applications, including broadcasting, news gathering, Internet access and transmission, private voice and data networks, business television, distance learning and direct to home (DTH) in addition to providing telemetry, tracking and control (TT&C) and network services to customers.

For the Three Months Ended June 30, 2005

        FSS revenues for the second quarter of 2005 increased $9.7 million to $198.4 million, from $188.8 million in the same period in 2004. This increase was primarily attributable to higher video services revenues of $12.4 million which was partially offset by a $7.5 million reduction in network services revenues. The increase in video revenues was due to increases in DTH and program distribution revenues of $11.3 million. The decrease in network services revenues was primarily attributable to the expiration of a lease associated with a non-core satellite that was used by a network services customer during the first eight months of 2004.

        FSS segment income from operations for the second quarter of 2005 increased by $31.2 million to $72.1 million, compared to $40.9 million for the same period in 2004. This increase was primarily due to the $29.6 million pre-tax charge recorded within selling, general and administrative expenses during the three months ended June 30, 2004 in relation the termination of a customer lease agreement. Other contributing factors were the increase in FSS revenues of $9.7 million and a decrease in depreciation and amortization expense of approximately $4.1 million, which resulted primarily from reduced depreciation on satellites that were fully depreciated or de-orbited over the last twelve months These increases were partially offset by the loss on undesignated interest rate swap of approximately $18.6 million that was recorded during the three months ended June 30, 2005.

        FSS Segment EBITDA(4) for the second quarter of 2005 increased by $12.1 million to $163.3 million as compared to $151.3 million for the same period in 2004. This increase is primarily due to the increased FSS revenues of $9.7 million and lower operating expenses of $2.4 million.

For the Six Months Ended June 30, 2005

        FSS revenues for the first six months of 2005 increased $14.1 million to $392.3 million, from $378.2 million in the same period in 2004. This increase was primarily attributable to higher video services revenues of $21.5 million which was partially offset by an $11.5 million reduction in network services revenues. The increase in video revenues was due to increases in DTH and program distribution revenues of $18.0 million as well as occasional services and other revenues of $3.2 million. The decrease in network services revenues was primarily attributable to the expiration of a lease associated with a non-core satellite that was used by a network services customer during the first eight months of 2004.

(4)
See Reconciliation of Income (loss) From Operations To Segment EBITDA.

        FSS segment income from operations for the first six months of 2005 increased by $131.3 million to 141.3 million, compared to income from operations of $10.3 million for the same period in 2004. This increase was due primarily to the $99.9 million satellite impairment loss recorded during the first quarter of 2004, the $29.6 million pre-tax charge recorded within selling, general and administrative expenses during the three months ended June 30, 2004 in relation to the termination of a customer lease agreement, the increase in FSS revenues of $14.1 million, and a decrease in depreciation and amortization expense of approximately $9.5 million, which resulted primarily from reduced depreciation on satellites that were fully depreciated or de-orbited over the last twelve months. These increases were partially offset by the loss on undesignated interest rate swap of $18.6 million recorded during the second quarter of 2005 and the $10.4 million of Sponsor management fees recorded during the first quarter of 2005.

        FSS Segment EBITDA(5) for the first six months of 2005 increased by $20.3 million to $323.4 million as compared to $303.1 million for the same period in 2004. This increase was driven by the increase in FSS revenues of $14.1 million and lower operating expenses of $6.2 million.

Government Services ("G2")

        Through G2, PanAmSat provides global satellite and related telecommunications services to the U.S. government, international government entities, and their contractors.

For the Three Months Ended June 30, 2005

        G2 segment revenues were $22.5 million for the three months ended June 30, 2005 compared to $22.6 million for the same period in 2004. G2 revenues for the quarter grew from $18.3 million in Q2 2004 to $21.5 million in Q2 2005, a 17.8% increase, after excluding the revenues related to the construction of an L-Band payload on Galaxy 15(6). This increase in revenues was driven primarily by the lease of additional PanAmSat FSS satellite capacity of $3.3 million and an increase in revenues related to the new G2 managed network services offering of $1.6 million, partially offset partially by reduced fiber services revenues. Revenues related to the L-Band payload project were $1.0 million in Q2 2005 compared to $4.3 million in Q2 2004, a decrease of $3.3 million due to the timing of completion of certain milestones on this construction project.

        G2 income from operations of $3.5 million decreased by $0.1 million and Segment EBITDA(5) of $4.1 million increased by $0.2 million for the three months ended June 30, 2005, as compared to the same period in 2004.

For the Six Months Ended June 30, 2005

        G2 segment revenues were $43.0 million for the six months ended June 30, 2005 compared to $44.4 million for the six months ended June 30, 2005. G2 revenues grew from $37.7 million in the first half of 2004 to $41.1 million for the first half of 2005, a 9.0% increase, after excluding the effects of the L-band payload construction program revenues(6). This increase in revenues was driven primarily by the lease of net additional FSS satellite capacity of $1.2 million (including additional sales of PanAmSat FSS satellite capacity of $3.8 million) and an increase in revenues related to the new G2 managed network services offering of $3.1 million, partially offset by reduced fiber services revenues. Revenues related to the L-Band payload project were $1.9 million in the first half of 2005 compared to $6.7 million in the first half of 2004, a decrease of $4.8 million due to the timing of completion of certain milestones on this construction project.

(5)
See Reconciliation of Income (loss) From Operations to Segment EBITDA.
(6)
See G2 Revenue Reconciliation table.

        G2 income from operations of $6.5 million and Segment EBITDA(7) of $7.5 million increased by $1.2 million and $1.4 million, respectively, for the six months ended June 30, 2005, as compared to the same period in 2004. These increases were primarily driven by a shift in the composition of G2 segment revenues to services/products with higher margins during the six months ended June 30, 2005.

Fiscal 2005 Guidance

        For the year ending December 31, 2005, the Company is updating its previously issued financial guidance. This revised guidance does not take into account the Company's recently announced Europe*Star acquisition which is expected to close in the third quarter of 2005.

        Prior Revenue and Adjusted EBITDA guidance:    expected total consolidated revenues will increase by 3.0% or more and Adjusted EBITDA will increase by 4.0% or more over full year 2004 actual reported results.

        Revised Revenue and Adjusted EBITDA Guidance:    expected total consolidated revenues will increase by 3.5% or more and Adjusted EBITDA will increase by 5.5% or more over full year 2004 actual reported results.

        Assuming the Europe*Star transaction closes as anticipated in August 2005, expected total consolidated revenues would increase by 4.0% or more and Adjusted EBITDA would increase by 6.0% or more over full year 2004 actual reported results.

        The Company reaffirms its prior guidance that it expects that for full year 2005 cash payments in respect of capital expenditures, including approximately $23 million of incentive payments and interest on satellites in service but excluding the Europe*Star investment, will be in the range of $155 million to $170 million and that cash interest payments on the Company's debt obligations will be in the range of $200 million to $215 million. Our acquisition of Europe*Star, which is scheduled to close in the third quarter of 2005, is expected to be funded from cash on hand. This acquisition is expected to enhance our ability to pay future dividends, service debt or fund future capital expenditures.

        For more detailed information about the Company's financial guidance and trends, please visit the "Financial Guidance/Recent Presentations" page of the Investor Relations section of the Company's website located at http://www.panamsat.com.

Investors' Conference Call

        PanAmSat will host a conference call on August 9, 2005 at 11 a.m. ET to discuss the Company's fiscal second quarter and six months ended June 30, 2005. Investors can participate in the conference call by dialing (866) 483-1149 (U.S. and Canada) or (706) 643-3802 (International); use the confirmation code 'PA'.

        For your convenience, the conference call can be replayed in its entirety beginning at 12 p.m. ET on August 9, 2005 through August 16, 2005. If you wish to listen to the replay of this conference call, please dial (800) 642-1687 or (706) 645-9291 and enter pass code 8266630.

        The conference call will also be broadcast live through a link on the Investor Relations page on the PanAmSat Web site at http://www.panamsat.com. Please go to the Web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

(7)
See Reconciliation of Income (loss) From Operations to Segment EBITDA.

About PanAmSat

        Through its owned and operated fleet of 23 satellites, PanAmSat (NYSE:PA) is a leading global provider of video, broadcasting and network distribution and delivery services. It transmits 1,991 television channels worldwide and, as such, is the leading carrier of standard and high-definition signals.

        In total, the Company's in-orbit fleet is capable of reaching over 98% of the world's population through cable television systems, broadcast affiliates, direct-to-home operators, Internet service providers and telecommunications companies. In addition, PanAmSat supports the largest concentration of satellite-based business networks in the U.S., as well as specialized communications services in remote areas throughout the world. For more information, visit the Company's web site at www.panamsat.com.

        CONTACTS: Kathryn Lancioni, VP, Corporate Communications of PanAmSat Corporation, +1-203-210-8000 or Mark McCall of Financial Dynamics, +1-212-850-5600. PanAmSatAG.

        NOTE: The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements so long as such information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information. When used in this press release, the words "estimate," "plan," "project," "anticipate," "expect," "intend," "outlook," "believe," and other similar expressions are intended to identify forward-looking statements and information. Actual results may differ materially from anticipated results due to certain risks and uncertainties, which are more specifically set forth in the "Financial Guidance/Recent Presentations" page of the Investor Relations section of our website and within our registration statement on Form S-1 (File No. 333-121463) filed with the Securities and Exchange Commission ("SEC"), as such registration statement became effective on March 16, 2005, and all of our other filings filed with the SEC from March 16, 2005 through the current date pursuant to the Securities Exchange Act of 1934. These risks and uncertainties include but are not limited to: (i) the ability of our subsidiaries to make distributions to us in amounts sufficient to make required interest and principal payments on the notes; (ii) risks associated with operating our in-orbit satellites; (iii) satellite launch failures, satellite launch and construction delays and in-orbit failures or reduced performance; (iv) our ability to obtain new or renewal satellite insurance policies on commercially reasonable terms or at all; (v) possible future losses on satellites that are not adequately covered by insurance; (vi) domestic and international government regulation; (vii) changes in our contracted backlog or expected contracted backlog for future services; (viii) pricing pressure and overcapacity in the markets in which we compete; (iv) inadequate access to capital markets; (x) competition; (xi) customer defaults on their obligations owed to us; (xii) our international operations and other uncertainties associated with doing business internationally; (xiii) our high level of indebtedness; (xiv) control by our controlling stockholders; and (xv) litigation. PanAmSat Holding Corporation cautions that the foregoing list of important factors is not exclusive. Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the Company's control.

###

TEN PAGES OF UNAUDITED FINANCIAL INFORMATION TO FOLLOW

PanAmSat Holding Corporation
Summary of Operating Results
Amounts in thousands (except share data)

	Three Months Ended
	June 30, 2004	June 30, 2005
Revenues
Operating leases, satellite services and other	$202,732	$210,345
Outright sales and sales-type leases	4,093	3,507

Total Revenues	206,825	213,852

Costs and Expenses
Cost of outright sales and sales-type leases	—	(1,450)
Depreciation and amortization	71,312	67,165
Direct operating costs (exclusive of depreciation and amortization)	40,167	33,891
Selling, general & administrative expenses	49,756	20,307
Loss on undesignated interest rate swap	—	18,637
Transaction-related costs	500	—
Facilities restructuring and severance costs	573	416

Total operating costs and expenses	162,308	138,966

Income from operations	44,517	74,886
Interest expense, net	33,623	101,626

Income (loss) before income taxes	10,894	(26,740)
Income tax expense	228	5,434

Net income (loss)	$10,666	$(32,174)

Net income (loss) per share—basic and diluted	$0.02	$(0.26)

Weighted average common shares outstanding—basic	432,267,000	122,585,000

Weighted average common shares outstanding—diluted	433,874,000	122,585,000

PanAmSat Holding Corporation
Summary of Operating Results
Amounts in thousands (except share data)

	Six Months Ended
	June 30, 2004	June 30, 2005
Revenues
Operating leases, satellite services and other	$403,897	$415,546
Outright sales and sales-type leases	8,358	7,114

Total Revenues	412,255	422,660

Costs and Expenses
Cost of outright sales and sales-type leases	—	(4,303)
Depreciation and amortization	146,647	136,930
Direct operating costs (exclusive of depreciation and amortization)	79,835	68,838
Selling, general & administrative expenses	67,305	39,061
Loss on undesignated interest rate swap	—	18,637
Transaction-related costs	500	—
Sponsor management fees	—	10,444
Loss on termination of sales-type lease	—	2,307
Facilities restructuring and severance costs	2,428	3,765
Satellite impairment loss	99,946	—

Total operating costs and expenses	396,661	275,679

Income from operations	15,594	146,981
Interest expense, net	64,709	177,152

Loss before income taxes	(49,115)	(30,171)
Income tax expense (benefit)	(27,852)	902

Net loss	$(21,263)	$(31,073)

Net loss per share—basic and diluted	$(0.05)	$(0.31)

Weighted average common shares outstanding—basic	432,150,000	100,483,000

Weighted average common shares outstanding—diluted	432,150,000	100,483,000

PanAmSat Holding Corporation
Summarized Balance Sheets
(Amounts in thousands)

	December 31, 2004	June 30, 2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$38,982	$119,490
Accounts receivable, net	69,380	61,586
Net investment in sales-type leases	24,776	18,735
Prepaid expenses and other current assets	26,595	24,715
Deferred income taxes	7,817	7,817
Assets held for sale	3,300	—

Total current assets	170,850	232,343

SATELLITES AND OTHER PROPERTY AND EQUIPMENT—Net	1,955,664	1,906,831
NET INVESTMENT IN SALES-TYPE LEASES	74,990	67,452
GOODWILL	2,244,131	2,244,131
DEFERRED CHARGES AND OTHER ASSETS—NET	326,296	298,030

TOTAL ASSETS	$4,771,931	$4,748,787

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$69,456	$88,248
Current portion of long-term debt	4,100	12,400
Current portion of satellite incentive obligations	13,148	12,260
Accrued interest payable	45,589	36,079
Dividends payable	—	47,507
Deferred gains and revenues	26,618	17,977

Total current liabilities	158,911	214,471

LONG-TERM DEBT	3,859,038	3,192,073
DEFERRED INCOME TAXES	31,779	31,188
DEFERRED CREDITS AND OTHER	271,100	285,636

TOTAL LIABILITIES	4,320,828	3,723,368

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY	451,103	1,025,419

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,771,931	$4,748,787

PanAmSat Holding Corporation
Summarized Statements of Cash Flows
(Amounts in thousands)

	Six Months Ended
	June 30, 2004	June 30, 2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(21,263)	$(31,073)
Depreciation and amortization expense	146,647	136,930
Deferred income taxes	(30,528)	736
Amortization of debt issuance costs and other deferred charges	3,962	10,063
Loss on undesignated interest rate swap	—	18,637
Accretion on senior discount notes	—	13,235
Provision for uncollectible receivables	30,456	33
Loss on early extinguishment of debt	5,455	24,161
Satellite impairment loss	99,946	—
Facilities restructuring and severance costs	2,021	3,765
Reversal of sales-type lease liabilities	—	(4,303)
Loss on termination of sales-type leases	—	2,307
Other non-cash items	(3,208)	(1,052)
Changes in working capital and other accounts	(11,229)	(6,289)

NET CASH PROVIDED BY OPERATING ACTIVITIES	222,259	167,150

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures (including capitalized interest)(a)	(83,886)	(65,802)
Insurance proceeds from satellite recoveries	286,915	—
Net sales of short-term investments	170,659	—
Proceeds from sale of teleport	—	3,161
Acquisitions, net of cash acquired	(522)	—

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	373,166	(62,641)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock—initial public offering	—	900,000
Repayments of long-term debt	(350,000)	(671,900)
Dividends to stockholders	—	(205,278)
Capitalized costs of initial public offering	—	(40,923)
Capitalized debt issuance costs	—	(725)
New incentive obligations	16,250	—
Repayment of incentive obligations	(6,818)	(6,441)
Other equity related transactions	3,493	19

NET CASH USED IN FINANCING ACTIVITIES	(337,075)	(25,248)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(136)	1,247

NET INCREASE IN CASH AND CASH EQUIVALENTS	258,214	80,508
CASH AND CASH EQUIVALENTS, beginning of period	176,087	38,982

CASH AND CASH EQUIVALENTS, end of period	$434,301	$119,490

(a)
Includes capitalized interest of $2.2 million and $11.0 million for the six months ended June 30, 2004 and 2005, respectively.

PanAmSat Holding Corporation
Selected Segment Data
(Amounts in thousands)

	Three Months Ended		Six Months Ended
	June 30, 2004	June 30, 2005	June 30, 2004	June 30, 2005
FSS
Revenue	$188,782	$198,448	$378,209	$392,317
Depreciation and Amortization Expense	70,970	66,875	145,867	136,350
Income (loss) from operations	40,942	72,126	10,269	141,618
Segment EBITDA(8)	151,252	163,316	303,054	323,365
Capital Expenditures	62,202	43,290	83,886	64,555
G2
Revenue	$22,605	$22,522	$44,421	$42,981
Depreciation and Amortization Expense	342	290	780	580
Income from operations	3,575	3,502	5,325	6,504
Segment EBITDA(8)	3,917	4,068	6,105	7,490
Capital Expenditures	—	465	—	1,247
Eliminations
Revenue	$(4,562)	$(7,118)	$(10,375)	$(12,638)
Parent
Loss from operations	—	$(742)	—	$(1,141)
Total
Revenue	$206,825	$213,852	$412,255	$422,660
Depreciation and Amortization Expense	71,312	67,165	146,647	136,930
Income (loss) from operations	44,517	74,886	15,594	146,981
Capital Expenditures	62,202	43,755	83,886	65,802

NON-GAAP RECONCILIATION TABLES

PanAmSat Holding Corporation
G2 Operating Segment
Non-GAAP Revenue Reconciliation
(Amounts in thousands)

	Three Months Ended		Six Months Ended
	June 30, 2004	June 30, 2005	June 30, 2004	June 30, 2005
G2 Revenues
As reported	$22,605	$22,522	$44,421	$42,981
Less: L-Band payload revenues	(4,342)	(1,000)	(6,683)	(1,842)

Adjusted G2 Revenues	$18,264	$21,522	$37,738	$41,139

        Adjusted G2 revenues is not a presentation made in accordance with GAAP and does not purport to be an alternative to G2 revenues determined in accordance with GAAP. Because not all companies use identical calculations, this presentation of Adjusted G2 revenues may not be comparable to other similarly titled measures of other companies. The table above sets forth a reconciliation of G2 revenues to Adjusted G2 revenues for the periods indicated.

        Adjusted G2 revenues is defined as G2 revenues as reported less L-Band payload revenues recognized during each respective period. L-Band payload revenues represent revenues recognized on a long-term construction contract with a customer to construct an L-Band navigational payload on our Galaxy 15 satellite. This construction contract has had a substantial impact on G2's business but is very different from G2s core business of selling satellite and non-satellite bandwidth, selling equipment and performing consulting and managed network services. Management therefore analyzes G2s results with and without these L-Band payload revenues in order to evaluate G2's core business elements.

(8)
See Reconciliation of Income (loss) From Operations to Segment EBITDA.

PanAmSat Holding Corporation
Adjusted EBITDA Reconciliation
(Amounts in thousands)

	Three Months Ended		Six Months Ended
	June 30, 2004	June 30, 2005	June 30, 2004	June 30, 2005
Reconciliation of Net Cash Provided by Operating Activities to Net Income (Loss):
Net cash provided by operating activities	$142,444	$103,826	$222,259	$167,150
Depreciation and amortization	(71,312)	(67,165)	(146,647)	(136,930)
Deferred income taxes	82	(8,351)	30,528	(736)
Amortization of debt issue costs and other deferred charges	(1,971)	(4,751)	(3,962)	(10,063)
Accretion on senior discount notes	—	(6,701)	—	(13,235)
Provision for uncollectible receivables	(30,262)	57	(30,456)	(33)
Other non-cash items	(5)	810	3,208	1,052
Satellite impairment loss	—	—	(99,946)	—
Loss on termination of sales-type leases	—	—	—	(2,307)
Facilities restructuring and severance costs	(166)	(416)	(2,021)	(3,765)
Reversal of sales-type lease liabilities	—	1,450	—	4,303
Loss on early extinguishment of debt	(5,455)	(14,640)	(5,455)	(24,161)
Loss on undesignated interest rate swap	—	(18,637)	—	(18,637)
Changes in assets and liabilities, net of acquired assets and liabilities	(22,689)	(17,656)	11,229	6,289

Net income (loss)	$10,666	$(32,174)	$(21,263)	$(31,073)

Reconciliation of Net Income (Loss) to EBITDA:
Net income (loss)	$10,666	$(32,174)	$(21,263)	$(31,073)
Interest expense, net	33,623	101,626	64,709	177,152
Income tax expense (benefit)	228	5,434	(27,852)	902
Depreciation and amortization	71,312	67,165	146,647	136,930

EBITDA	$115,829	$142,051	$162,241	$283,911

Reconciliation of EBITDA to Adjusted EBITDA:
EBITDA	$115,829	$142,051	$162,241	$283,911
Adjustment of sales-type leases to operating leases(a)	6,313	6,677	12,403	13,210
Loss on termination of sales-type leases(b)	—	—	—	2,307
Satellite impairment(c)	—	—	99,946	—
Restructuring charges(d)	573	416	2,428	3,765
Reserves for long-term receivables(e)	28,146	(1,450)	28,146	(4,303)
Reversal of allowance for customer credits(f)	2,700	—	5,400	—
Transaction-related costs(g)	500	101	500	10,749
Loss on undesignated interest rate swap(h)	—	18,637	—	18,637
Other items(i)	1,108	562	(1,905)	2,156

Adjusted EBITDA	$155,169	$166,994	$309,159	$330,432

Adjusted EBITDA Margin Reconciliation:
Revenues	$206,825	$213,852	$412,255	$422,660
Adjustment of sales-type leases to operating leases(a)	6,313	6,677	12,403	13,210
Reversal of allowance for customer credits(f)	2,700	—	5,400	—

Adjusted Revenues	$215,838	$220,529	$430,058	$435,870

Adjusted EBITDA	$155,169	$166,994	$309,159	$330,432

Adjusted EBITDA Margin(j)	72%	76%	72%	76%

        Adjusted EBITDA is not a presentation made in accordance with GAAP, and does not purport to be an alternative to net income (loss) determined in accordance with GAAP or as a measure of operating performance or to cash flows from operating activities determined in accordance with GAAP as a measure of liquidity. Additionally, Adjusted EBITDA is not intended to be a measure of cash flow for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The table above sets forth a reconciliation of Adjusted EBITDA and EBITDA to net income (loss) and to net cash provided by operating activities for the periods indicated.

        The indenture governing the Company's 10 3/8% senior discount notes, the indenture governing PanAmSat Corporation's 9% senior notes and PanAmSat Corporation's senior secured credit facilities contain financial covenant ratios, specifically total leverage and interest coverage ratios, that are calculated by reference to Adjusted EBITDA. Adjusted EBITDA is defined as net income (loss) plus net interest expense, income tax expense (benefit) and depreciation and amortization, further adjusted to give effect to unusual items, non-cash items and other adjustments specifically required in calculating covenant ratios and compliance under the indenture governing the Company's 10 3/8% senior discount notes, the indenture governing PanAmSat Corporation's 9% senior notes due 2014 and PanAmSat Corporation's senior secured credit facilities. These adjustments include unusual items such as severance, relocation costs and one-time compensation charges, non-cash charges such as non-cash compensation expense and the other adjustments shown below. Adjusted EBITDA is a material component of these covenants. For instance, non-compliance with the financial ratio maintenance covenants contained in the senior secured credit facilities could result in the requirement that PanAmSat immediately repay all amounts outstanding under such facilities and a prohibition on PanAmSat paying dividends to the Company, and non-compliance with the debt incurrence ratios contained in the Company's 10 3/8% senior discount notes and PanAmSat Corporation's 9% senior notes prohibit us from being able to incur additional indebtedness or make restricted payments, including payments of dividends on our common stock, other than pursuant to specified exceptions. In addition, under the restricted payments covenants contained in the indentures, the ability of the Company and PanAmSat Corporation, as applicable, to pay dividends is restricted by a formula based on the amount of Adjusted EBITDA. We believe the adjustments listed below are in accordance with the covenants discussed above.

(a)
For all periods presented, adjustment of sales-type leases to operating leases represents the principal portion of the periodic sales-type lease payments that are recorded against the principal balance outstanding. These amounts would have been recorded as operating lease revenues if these agreements had been accounted for as operating leases instead of sales-type leases. These adjustments have the effect of including the principal portion of our sales-type lease payments in the period during which cash is collected.

(b)
For the six months ended June 30, 2005, loss on termination of sales-type leases represents the non-cash loss of $2.3 million incurred upon the conversion of one of our customer's sales-type lease agreements to an operating lease agreement in the first quarter of 2005.

(c)
For the six months ended June 30, 2004, satellite impairment represents the pre-tax impairment charge related to the anomalies experienced by our PAS-6 satellite during the first quarter of 2004, which resulted in this satellite being de-orbited on April 2, 2004.

(d)
Restructuring charges represent severance costs, leasehold termination costs and/or other facility closure costs.

(e)
For the three and six months ended June 30, 2004, amount represents the write-off of long-term receivable balances due from a customer of $28.1 million. For the three months ended June 30, 2005, amount represents the reversal of approximately $1.5 million of in-orbit insurance liabilities related to sales-type leases on our Galaxy 4R satellite that is no longer insured. For the six months ended June 30, 2005, amount represents the reversal of approximately $4.3 million of in-orbit insurance liabilities related to sales-type leases on our Galaxy 4R and Galaxy 10R satellites that are no longer insured. During the six months ended June 30, 2005, the insurance policies covering our Galaxy 4R and Galaxy 10R satellites expired, were not replaced and as a result, these satellites and their related assets are no longer insured.

(f)
For the three and six months ended June 30, 2004, we recorded an allowance for customer credits related to receivables from a customer affiliated with The News Corporation, as collectibility was not reasonably assured. The adjustment represents the amount of revenues that would have been recognized had the allowance for customer credits not been recorded.

(g)
For the three and six months ended June 2004, amount represents proxy solicitation costs. For the three months ended June 30, 2005, amount primarily represents costs associated with our initial public offering. For the six months ended June 30, 2005, amount represents (i) $10.0 million paid to the Sponsors on March 22, 2005, in relation to the termination of their respective management services agreement with us, (ii) costs associated with initial public offering, and (iii) non-capitalizable third party costs incurred.

(h)
For the three and six months ended June 30, 2005, loss on undesignated interest rate swap represents changes in the fair value of the interest rate swap prior to the swap being designated as a hedge and qualifying for hedge accounting treatment.

(i)
For the three months ended June 30, 2004, other items consist of (i) $0.8 million of non-cash stock compensation expense, (ii) $0.1 million loss from an investment accounted for by the equity method and (iii) $0.2 million of transaction costs related to acquisitions not consummated. For the three months ended June 30, 2005, other items consist of (i) $0.1 million of expenses for management advisory services from the Sponsors, (ii) $0.3 million of non-cash stock compensation expense, (iii) $0.1 million of acquisition fees, (iv) $0.2 million of loss from discontinue operations, offset by $0.1 million gain on disposal of fixed assets, and $0.1 million gain from an equity investment. For the six months ended June 30, 2004, other items consist of (i) $2.6 million of non-cash reserve adjustments and (ii) $1.4 million gain on the disposal of assets, partially offset by (x) $1.5 million of non-cash stock compensation expense, (y) $0.3 million loss from an investment accounted for by the equity method and (z) $0.3 million of transaction costs related to acquisitions not consummated. For the six months ended June 30, 2005, other items consist of (i) $0.5 million of expenses for management advisory services from the Sponsors, (ii) $0.1 million loss on disposal of fixed assets, (iii) $1.2 million of non-cash stock compensation expense, (iv) $0.4 million loss from discontinued operations, (v) $0.1 million of acquisition costs, less $0.1 million of gains on equity investment.

(j)
Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by Adjusted Revenues (revenue plus the principal portion of periodic sales-type lease payments made during the period that are recorded against the principal balance outstanding and the revenues that would have been recognized as a result of the reversal of the allowance for customer credits) See notes (a) and (f) above. Adjusted EBITDA Margin is not a presentation made in accordance with GAAP and does not purport to be an alternative to net income (loss) determined in accordance with GAAP or as a measure of operating performance determined in accordance with GAAP. The company utilizes Adjusted EBITDA margin as a measure of internal operating performance and to track the company's operating performance against its competitors.

PanAmSat Holding Corporation
FSS and G2 Operating Segments
Reconciliation of Income From Operations To Segment EBITDA
(Amounts in thousands)

	Three Months Ended		Six Months Ended
	June 30, 2004	June 30, 2005	June 30, 2004	June 30, 2005
FSS Operating Segment:
Reconciliation of income from operations to Segment EBITDA:
Income from operations	$40,942	$72,126	$10,269	$141,618
Depreciation and amortization	70,970	66,875	145,867	136,350

EBITDA	111,912	139,001	156,136	277,968
Adjustment of sales-type leases to operating leases(a)	6,313	6,677	12,403	13,210
Loss on termination of sales-type leases(b)	—	—	—	2,307
Satellite impairment(c)	—	—	99,946	—
Restructuring charges(d)	573	140	2,428	3,359
Reserves for long-term receivables(e)	28,146	(1,450)	28,146	(4,303)
Reversal of allowance for customer credits(f)	2,700	—	5,400	—
Transaction-related costs(g)	500	12	500	10,545
Loss on undesignated interest rate swap(h)	—	18,637	—	18,637
Other items(i)	1,108	299	(1,905)	1,642

Segment EBITDA	$151,252	$163,316	$303,054	$323,365

G2 Operating Segment:
Reconciliation of income from operations to Segment EBITDA:
Income from operations	$3,575	$3,502	$5,325	$6,504
Depreciation and amortization	342	290	780	580

EBITDA	3,917	3,792	6,105	7,084
Restructuring charges(b)	—	276	—	406

Segment EBITDA	$3,917	$4,068	$6,105	$7,490

        As a result of the Recapitalization, we began utilizing Segment EBITDA as a measure of performance for our operating segments beginning in the third quarter of 2004. We evaluate the performance of our operating segments based on several factors, of which the primary financial measure is segment net income (loss) plus net interest expense, income tax expense (benefit) and depreciation and amortization, further adjusted to exclude non-recurring items and other non-cash adjustments largely outside of the segment operating managers' control ("Segment EBITDA"). Segment EBITDA is presented herein because our chief operating decision maker evaluates and measures each business unit's performance based on its Segment EBITDA results.

(a)
For all periods presented, adjustment of sales-type leases to operating leases represents the principal portion of the periodic sales-type lease payments that are recorded against the principal balance outstanding. These amounts would have been recorded as operating lease revenues if these agreements had been accounted for as operating leases instead of sales-type leases. These adjustments have the effect of including the principal portion of our sales-type lease payments in the period during which cash is collected.

(b)
For the six months ended June 30, 2005, loss on termination of sales-type leases represents the non-cash loss of $2.3 million incurred upon the conversion of one of our customer's sales-type lease agreements to an operating lease agreement in the first quarter of 2005.

(c)
For the six months ended June 30, 2004, satellite impairment represents the pre-tax impairment charge related to the anomalies experienced by our PAS-6 satellite during the first quarter of 2004, which resulted in this satellite being de-orbited on April 2, 2004.

(d)
Restructuring charges represent severance costs, leasehold termination costs and/or other facility closure costs.

(e)
For the three and six months ended June 30, 2004, amount represents the write-off of long-term receivable balances due from a customer of $28.1 million. For the three months ended June 30, 2005, amount represents the reversal of approximately $1.5 million of in-orbit insurance liabilities related to sales-type leases on our Galaxy 4R satellite that is no longer insured. For the six months ended June 30, 2005, amount represents the reversal of approximately $4.3 million of in-orbit insurance liabilities related to sales-type leases on our Galaxy 4R and Galaxy 10R satellites that are no longer insured. In the six months ended June 2005, the insurance policies covering our Galaxy 4R and Galaxy 10R satellites expired, were not replaced and as a result, these satellites and their related assets are no longer insured.

(f)
For the three and six months ended June 30, 2004, we recorded an allowance for customer credits related to receivables from a customer affiliated with The News Corporation, as collectibility was not reasonably assured. The adjustment represents the amount of revenues that would have been recognized had the allowance for customer credits not been recorded.

(g)
For the three and six months ended June 2004, amount represents proxy solicitation costs. For the three months ended June 30, 2005, amount represents third party costs incurred in relation to the amendment of our senior secured credit facilities which was effective in March 2005. For the six months ended June 30, 2005, amount represents (i) $10.0 million paid to the Sponsors on March 22, 2005, in relation to the termination of their respective management services agreement with us and (ii) non-capitalizable third party costs incurred.

(h)
For the three and six months ended June 30, 2005,.loss on undesignated interest rate swap represents changes in the fair value of the interest rate swap prior to the swap being designated as a hedge and qualifying for hedge accounting treatment.

(i)
For the three months ended June 30, 2004, other items consist of (i) $0.8 million of non-cash stock compensation expense, (ii) $0.1 million loss from an investment accounted for by the equity method and (iii) $0.2 million of transaction costs related to acquisitions not consummated. For the three months ended June 30, 2005, other items consist of (i) $0.1 million of expenses for management advisory services from the Sponsors, (ii) $0.1 million of non-cash stock compensation expense, (iii) $0.1 million of acquisition fees, (iv) $0.2 million of loss from discontinue operations, offset by $0.1 million gain on disposal of fixed assets, and $0.1 million gain from an equity investment. For the six months ended June 30, 2004, other items consist of (i) $2.6 million of non-cash reserve adjustments and (ii) $1.4 million gain on the disposal of assets, partially offset by (x) $1.5 million of non-cash stock compensation expense, (y) $0.3 million loss from an investment accounted for by the equity method and (z) $0.3 million of transaction costs related to acquisitions not consummated. For the six months ended June 30, 2005, other items consist of (i) $0.5 million of expenses for management advisory services from the Sponsors, (ii) $0.1 million loss on disposal of fixed assets, (iii) $0.6 million of non-cash stock compensation expense, (iv) $0.4 million loss from discontinued operations, (v) $0.1 million of acquisition costs, less $0.1 million of gains on equity investment.

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PANAMSAT REPORTS SECOND QUARTER 2005 RESULTS Company Achieves Strong Revenue Growth and Record Adjusted EBITDA As Revenues Increase 3.4%; Increases Guidance for Full Year 2005
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PanAmSat Holding Corporation Summary of Operating Results Amounts in thousands (except share data)
PanAmSat Holding Corporation Summary of Operating Results Amounts in thousands (except share data)
PanAmSat Holding Corporation Summarized Balance Sheets (Amounts in thousands)
PanAmSat Holding Corporation Summarized Statements of Cash Flows (Amounts in thousands)
PanAmSat Holding Corporation Selected Segment Data (Amounts in thousands)
NON-GAAP RECONCILIATION TABLES
PanAmSat Holding Corporation G2 Operating Segment Non-GAAP Revenue Reconciliation (Amounts in thousands)
PanAmSat Holding Corporation Adjusted EBITDA Reconciliation (Amounts in thousands)
PanAmSat Holding Corporation FSS and G2 Operating Segments Reconciliation of Income From Operations To Segment EBITDA (Amounts in thousands)